AMENDMENT TO THE INVESTMENT SUB-ADVISORY AGREEMENT

This AMENDMENT is made as of February 28, 2023, to the Investment Sub-Advisory Agreement dated September 3, 2019 (the “Agreement”), by and among First Sentier Investors (Australia) IM Ltd, an Australia corporation (the “Sub-Adviser”), First Sentier Investors (US) LLC, a Delaware limited liability company (the “Manager”), and Advisors Series Trust, a Delaware statutory trust (the “Trust”).
WITNESSETH:
WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to reflect a change in the names of the Sub-Adviser, the Manager and a Fund; and
WHEREAS, the parties wish to amend Schedule A to add new Funds;
NOW, THEREFORE, the parties agree as follows:
1)Effective October 1, 2019, the name of the Sub-Adviser has been changed from Colonial First State Asset Management (Australia) Limited, to First Sentier Investors (Australia) IM Ltd; and
2)Effective September 22, 2020, the name of the Manager has been changed from First State Investments (US) LLC, to First Sentier Investors (US) LLC; and
3)Schedule A has been amended to reflect:
a.the name change of the First State Global Listed Infrastructure Fund to the First Sentier Global Listed Infrastructure Fund effective September 22, 2020,
b.the addition of the First Sentier American Listed Infrastructure Fund as approved by the Board of Trustees on September 23-24, 2020; and
c.the addition of the Stewart Investors Worldwide Leaders Sustainability Fund as approved by the Board of Trustees on September 21-22, 2022.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

FIRST SENTIER INVESTORS (US) LLC	ADVISORS SERIES TRUST
on behalf of the series listed on Schedule A

By: /s/ Bachar Beaini	By: /s/ Jeffrey T. Rauman
Name: Bachar Beaini	Name: Jeffrey T. Rauman
Title: Managing Director	Title: President

FIRST SENTIER INVESTORS (AUSTRALIA) IM LTD

By: /s/ David Allen	By: /s/ Rachel Lim
Name: David Allen	Name: Rachel Lim
Title: Director	Title: Company Secretary
July 14, 2023	July 17, 2023

SCHEDULE A

Series of Advisors Series Trust	Annual Fee Rate as a Percentage of Average Daily Net Assets
First Sentier Global Listed Infrastructure Fund	Adviser will use transfer pricing to compensate FSI Australia, which will be approximately 0.75%
First Sentier American Listed Infrastructure Fund	Adviser will use transfer pricing to compensate FSI Australia, which will be approximately 0.75%
Stewart Investors Worldwide Sustainability Fund	Adviser will use transfer pricing to compensate FSI Australia, which will be approximately 0.37%.

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